EXHIBIT 10.19

AMENDMENT NO. 1 TO THE
GENENTECH, INC. SUPPLEMENTAL PLAN
(January 1, 2004 Restatement)

WHEREAS, the Genentech, Inc. Supplemental Plan (the "Plan") was originally established effective as of January 1, 1991 and was most recently amended and restated in its entirety effective as of January 1, 2004;
WHEREAS, notwithstanding any provisions of the Plan to the contrary, Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") requires that distributions to key employees (as defined in Code Section 416) of amounts deferred in taxable years beginning after December 31, 2004 must be delayed for six months following their separation from service;
WHEREAS, no amounts will be deferred under the Plan for the 2005 plan year until December 31, 2005;
WHEREAS, Genentech, Inc. wishes to treat all Plan participants the same, to the extent possible under the terms of the Plan and applicable law;
WHEREAS, Code Section 409A also requires that the Plan be amended to eliminate the discretion of the Committee under the Plan as to any accelerated distribution of Plan participants' accounts in the event of the termination of the Plan; and
WHEREAS, Genentech, Inc. wishes to make certain other amendments to the Plan.
NOW, THEREFORE, the Plan is hereby amended, effective as of May 1, 2005, as follows:
FIRST:    Section 1.4 is amended in its entirety to read as follows:
"1.4    "Beneficiary" shall mean the person(s) or entity entitled to receive benefits under the Plan upon the death of a Member in accordance with Section 5.4."

SECOND:   Section 5.1 is amended in its entirety to read as follows:
"5.1     Distribution.  Subject to Section 5.2, distribution of the balance credited to a Member's Account shall be made by the Member's Employer to the Member (or, in the event of the death of the Member, to the Member’s Beneficiary) upon the Member’s separation from service (as defined in Code Section 409A) or other applicable Internal Revenue Service guidance (“Separation From Service”).”

THIRD:         Section 5.2 is amended in its entirety to read as follows:
“5.2     Time for Distribution.  The distribution of a Member’s Account shall occur as soon as administratively practicable following the date that is six (6) months after the date of the Member’s Separation From Service (as defined in Section 5.1).”

FOURTH:      Section 5.4 is amended to read as follows (Sections 5.4.1 and 5.4.2 are not amended):
            “5.4     Beneficiary Designations.  Each member may designate one or more Beneficiaries in such manner as the Committee (in its discretion) shall specify.  No such designation shall be effective until it is received by the Committee (or its delegate) in the manner specified.”

FIFTH:           Section 8.3 is amended in its entirety to read as follows:
      “8.3      Effect Of Termination.  If the Plan is terminated, then the interests of all Members in their Accounts shall remain fully (100%) vested and nonforfeitable.  The balances credited to the Accounts of the Members shall be distributed to them at the time and manner set forth in Section 5.”
IN WITNESS WHEREOF, Genentech, Inc., by its duly authorized officers, has executed this Amendment No. 1 to the Plan on the date(s) indicated below.

GENENTECH, INC.
By:	/s/ David Ebersman
Title:	Senior Vice President and Chief Financial Officer
Dated:	9/13/05

And by:	/s/ Denise Smith-Hams
Title:	Vice President Human Resources
Dated:	9/13/05